Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-156092, 333-136616, 333-110573, 333-43336, 333-80255, 333-72441, 333-69855, 333-48779, 333-48767, 333-48765, 333-27983, 333-04291, 33-64094, 33-64278 and 33-93106) of Express Scripts, Inc. of our report dated February 24, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments as discussed in Notes 1 and 14 and the condensed consolidating financial information included in Note 16, as to which the date is June 1, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated June 2, 2009.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
June 2, 2009